Exhibit 10.3

RIGHT OF FIRST REFUSAL
 AND CO-SALE AGREEMENT
This Right of First Refusal and Co-Sale Agreement (this "Agreement"), is made as of the 26th day of October, 2016 by and among Blackboxstocks Inc., a Nevada corporation (the "Company"), the Investor listed on Schedule A and the Key Holders listed on Schedule B.
WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock set forth opposite the name of such Key Holder on Schedule B;
WHEREAS, the Company and the Investor are parties to that certain Stock Purchase Agreement, of even date herewith (the "Purchase Agreement"), pursuant to which the Investor has agreed to purchase shares of Common Stock of the Company, par value $0.001 per share ("Common Stock"); and
WHEREAS, the Key Holders and the Company desire to further induce the Investor to purchase the Common Stock;
NOW, THEREFORE, the Company, the Key Holders and the Investor agree as follows:
1.             Definitions.
1.1   "Affiliate" means, with respect to Investor, any other person or entity that directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.
1.2   "Capital Stock" means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by Investor or any Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then‑applicable conversion ratio.
1.3   "Change of Control" means a transac-tion or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the out-standing voting power of the Company.
1.4   "Common Stock" means shares of Common Stock of the Company, $0.001 par value per share.
1.5   "Investor Notice" means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise Investor's Right of First Refusal as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.
1.6   "Investor(s)" means the person(s) named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Subsection 5.9; provided, however, that any such person shall cease to be considered an Investor for purposes of this Agreement at any time such person and his, her or its Affiliates collectively hold fewer than 5% of the shares of Common Stock issued and outstanding at any time, calculated on a non-diluted basis.

1.7   "Key Holders" means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Subsection 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 5.9 or 5.15  and any one of them, as the context may require.
1.8   "Preferred Stock" means collectively, all shares of Preferred Stock, par value $0.001, of the Company.
1.9   "Proposed Key Holder Transfer" means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.
1.10   "Proposed Transfer Notice" means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.
1.11   "Prospective Transferee" means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.
1.12   "Right of Co-Sale" means the right, but not an obligation, of an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.
1.13   "Right of First Refusal" means the right, but not an obligation, of Investor to purchase up to Investor's pro rata portion (based upon the total number of shares of Capital Stock then held by Investor) of any Transfer Stock, on the terms and conditions specified in the Proposed Transfer Notice.
1.14   "Transfer Stock" means shares of Capital Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Preferred Stock.
2.             Agreement Among the Company, the Investors and the Key Holders.
2.1     Right of First Refusal.
(a)   Grant of Right of First Refusal to Investor.  Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Investor a Right of First Refusal to purchase all or any portion of the Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.  Each Key Holder that intends to enter into a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Investor no later than thirty (30) days prior to the consummation of such Proposed Key Holder Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Key Holder Transfer.  To exercise Investor's Right of First Refusal, Investor must deliver an Investor Notice to the selling Key Holder and the Company within fifteen (15) days after the delivery of the Proposed Transfer Notice as provided in the preceding sentence.

(b)   Forfeiture of Rights.  Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Investor has agreed to purchase in the Investor Notice is less than the total number of shares of Transfer Stock, then the Investor shall be deemed to have forfeited any right to purchase such Transfer Stock, and the selling Key Holder shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Subsections 2.2 and 5.9(b); (ii) any future Proposed Key Holder Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Investor and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal on the terms set forth herein.
(c)   Consideration; Closing.  If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company's Board of Directors.  If the Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of  Directors.  The closing of the purchase of Transfer Stock by the Investor shall take place, and all payments from the Investor shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.
2.2     Right of Co-Sale.
(a)   Exercise of Right.  If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Subsection 2.1 above and thereafter is to be sold to a Prospective Transferee, the Investor may elect to exercise Investor's Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Subsection 2.2(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice. An Investor who desires to exercise such Investor's Right of Co-Sale (a "Participating Investor") must give the selling Key Holder written notice to that effect in lieu of, and within the deadline for delivery of the Investor Notice described above, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.
(b)   Shares Includable.  The Participating Investor may include in the Proposed Key Holder Transfer all or any part of such Participating Investor's Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Investor immediately before consummation of the Proposed Key Holder Transfer (including any shares that the Investor has agreed to purchase pursuant to the Right of First Refusal) and the denominator of which is the total number of shares of Capital Stock owned by the Participating Investor plus the number of shares of Transfer Stock held by the selling Key Holder.
(c)   Purchase and Sale Agreement.  The Participating Investor and the selling Key Holder agree that the terms and conditions of any Proposed Key Holder Transfer in accordance with Subsection 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the "Purchase and Sale Agreement") with customary terms and provisions for such a transaction, and the Participating Investor and the selling Key Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 2.2.

(d)   Allocation of Consideration. The aggregate consideration payable to the Participating Investors and the selling Key Holder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Investor and the selling Key Holder as provided in Subsection 2.2(b).
(e)   Purchase by Selling Key Holder; Deliveries.  Notwithstanding Subsection 2.2(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, no Key Holder may sell any Transfer Stock to such Prospective Transferee(s) unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.  In connection with such purchase by the selling Key Holder, such Participating Investor shall deliver to the selling Key Holder any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Key Holder (or request that the Company effect such transfer in the name of the selling Key Holder).  Any such shares transferred to the selling Key Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Key Holder shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of his, her or its participation in such sale as provided in this Subsection 2.2(e).
(f)   Additional Compliance.  If any Proposed Key Holder Transfer is not consummated within seventy-five (75) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2.  The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 2.2.
2.3     Effect of Failure to Comply.
(a)   Transfer Void; Equitable Relief.  Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).
(b)   Violation of First Refusal Right.  If any Key Holder becomes obligated to sell any Transfer Stock to the Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, such Investor may, at such Investor's option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company's books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

(c)   Violation of Co-Sale Right.  If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a "Prohibited Transfer"), an Investor who desires to exercise such Investor's Right of Co-Sale under Subsection 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Investor the number of shares of Capital Stock that such Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Subsection 2.2.  The sale will be made on the same terms, and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 2.2.  Such Key Holder shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor's rights under Subsection 2.2.
3.             Exempt Transfers.
3.1     Exempted Transfers.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsections 2.1 and 2.2 shall not apply (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders; (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors; (c) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder making such pledge; (d) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as "family members"), or any other relative/person approved by unanimous consent of the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Key Holder or any such family members; or (e) to the transfer by the Key Holder of an amount of Common Stock representing 5% or less of the issued and outstanding Common Stock of the Company at the time of the transfer during any 6 month period; provided however, that if a transfer is exempt under Subsection 3.1(e), the transferee must agree in writing at the time of and in connection with the transfer to refrain from selling any of the Common Stock acquired in the Exempt Transfer for a period of 6 months from the date of the transfer, and shall limit sales of the Common Stock acquired in the transfer thereafter to a maximum of 20% of the total number of shares of Common Stock acquired in the transfer during each succeeding 6 month period; and provided further, that in the case of clause(s) (a), (c), or (d), the Key Holder shall deliver prior written notice to the Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 2.

3.2     Exempted Offerings.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a "Public Offering").
4.             Legend. Each certificate, instrument, or book entry representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be notated with the following legend:
THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.
Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so.  The legend shall be removed upon termination of this Agreement at the request of the holder.
5.             Miscellaneous.
5.1   Term.  This Agreement and the rights and obligations described herein will terminate and be of no further force or effect upon the earliest to occur of: (a) such date upon which Investor holds less than 5% of the Company's issued and outstanding Common Stock, calculated on a non-diluted basis; (b) the consummation of a sale of the Company's securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with an offering of its securities to the general public; or (c) the consummation of a merger or consolidation of the Company that is effected for independent business reasons unrelated to extinguishing such rights and that results in fifty percent or more of the Company being owned by shareholders other than those listed on Schedule B as of the date of this Agreement.
5.2   Stock Split.  All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.
5.3   Ownership.  Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).
5.4   Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Texas and to the jurisdiction of the United States District Court for the Northern District of Texas for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Texas or the United States District Court for the Northern District of Texas, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.5   Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.5.  If notice is given to the Company, it shall be sent to Blackboxstocks Inc., 5430 LBJ Freeway, Suite 1485, Dallas, Texas 75240, Attention: Gust Kepler, President; and a copy (which shall not constitute notice) shall also be sent to Munck Wilson Mandala, LLP, 12770 Coit Road, Suite 600, Dallas, Texas 75252, Attention: Jeffrey M. McPhaul.  Notwithstanding the foregoing or any provision herein to the contrary, any notice to be delivered to the Investor hereunder shall, in addition to any other method of delivery, be e-mailed to the Investor at his e-mail address set forth on Schedule A attached hereto (or to such other e-mail address provided to the Company by the Investor in writing after the date hereof).
5.6   Entire Agreement.  This Agreement (including, the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
5.7   Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
5.8   Amendment; Waiver and Termination.  This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders, and (c) the holders of a majority of the shares of Common Stock held by the Investor(s) (voting as a single class).  Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver.  The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.9   Assignment of Rights.
(a)   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
(b)   Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investor(s), as a condition to any transfer or assignment,  a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.
(c)   Except as set forth in the second sentence of this paragraph, the rights of the Investor(s) hereunder are not assignable without the Company's written consent, in its discretion, it being acknowledged and agreed that any such assignment shall be subject to and conditioned upon any such assignee's delivery to the Company, the Key Holders and the Investor of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and  bound by all of the provisions set forth in this Agreement that were applicable to the  assignor of such assignee.  Notwithstanding the foregoing or any provision herein to the contrary, the Investor may assign his rights hereunder without the Company's written consent to any Affiliate of the Investor.
(d)   Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.
5.10   Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
5.11   Governing Law. This Agreement shall be governed by the internal law of the State of Texas.
5.12   Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
5.13   Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
5.14   Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

5.15   Additional Key Holders.  In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (10%) or more of the Company's then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

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IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

COMPANY:

Blackboxstocks Inc.

By: __________________________
       Gust Kepler, President

KEY HOLDERS
_____________________________
Gust Kepler, Individually

Karma BlackBox, LLC

By: __________________________
Name: ________________________
Title: _________________________

INVESTOR:

_____________________________
Stephen Chiang, Individually

SCHEDULE A
 INVESTORS

Name and Address	Number of Shares Held

Stephen Chiang, a Singapore citizen	3,000,000 Common Stock
Mailing Address:	8 Kitchener Link,
City Square Residences #21-14 Singapore 207226

E-mail address:	mansapost@gmail.com

SCHEDULE B
 KEY HOLDERS

Name and Address	Number of Shares Held

Gust Kepler	8,800,000 Common Stock
5430 LBJ Freeway, Suite 1485	5,000,000 Preferred Stock
Dallas, Texas 75240

Karma BlackBox, LLC	5,000,000 Common Stock
2 Lake Forest Court
Trophy Club, Texas 76262